INDEPENDENT AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 1999 (with respect to Note E, January 3, 2000, Note F, February 16, 2000, Note K, June 1, 2000 and Note B[9], June 12,
2000) in Amendment No. 1 to the Registration Statement on Form SB-2 of Harbour Entertainment Inc. (formerly Big Dog Entertainment, Inc.).

/s/ Richard A. Eisner & Co., LLP

Richard A. Eisner & Co., LLP

New York, New York
June 28, 2000